Exhibit 99.1

NEWS
RELEASE

2008-09

FOR IMMEDIATE RELEASE
Contact:                      Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL REPORTS SECOND QUARTER 2008 RESULTS

HOUSTON, TEXAS, August 7, 2008 – Frontier Oil Corporation (NYSE: FTO) today announced quarterly net income of $59.3 million, or $0.57 per diluted share, for the quarter ended June 30, 2008, compared to net income of $243.8 million, or $2.23 per diluted share, for the quarter ended June 30, 2007.  For the six months ended June 30, 2008, net income totaled $105.3 million, or $1.02 per diluted share, compared to $318.5 million, or $2.90 per diluted share, for the six months ended June 30, 2007.

Second quarter results were negatively impacted by the weakening U.S. economy and the effect that record high crude oil prices had on the demand for gasoline, causing a drop in gasoline margins from the comparable period in 2007.  In addition, margins on byproducts declined substantially as sales prices for these products increased only modestly compared to the increase in crude prices.  Frontier’s second quarter earnings were also affected by reduced throughput resulting from planned turnarounds at both the Cheyenne and El Dorado refineries.

Frontier continues to benefit from its ability to convert discounted heavy, sour crude oils into a premium product slate.  The percentage of heavy crude oil processed in the second quarter of 2008 increased to 37.2 percent from 23.5 percent in the second quarter of 2007.  The light/heavy crude oil differential averaged $22.07 per barrel in the second quarter of 2008, compared to $15.83 in the second quarter of 2007.  The WTI/WTS spread averaged $4.98 per barrel in the second quarter of 2008, compared to $4.59 per barrel in the second quarter of 2007.

Frontier’s diesel crack spread strengthened in the second quarter of 2008, averaging $27.88 per barrel, compared to $20.71 per barrel in the first quarter of 2008, though less than the $29.08 per barrel in the second quarter of 2007.  Frontier’s gasoline crack spread improved slightly to $5.03 per barrel for the second quarter of 2008, compared to $4.04 per barrel in the first quarter of 2008, though significantly less than the $36.73 per barrel in the second quarter of 2007.  Frontier will continue to maximize distillate production to offset the weak gasoline margins.

Frontier’s total charges for the second quarter of 2008 were 161,380 barrels per day (“bpd”), compared to 126,018 bpd in the first quarter of 2008 and 163,991 bpd in the second quarter of 2007.  The most recent quarter’s throughput was reduced by the planned crude unit turnaround at El Dorado, which extended into the first two weeks of April, and the planned diesel hydrotreater turnaround at Cheyenne.  For the third quarter, total crude throughput is expected to average approximately 152,200 bpd due to the lower margin environment and a 10-day planned outage of the coker unit at El Dorado to complete and tie-in the coker revamp.

Frontier’s Chairman, President, and CEO, James Gibbs, commented, “The second quarter presented a challenging economic environment for the refining sector.  The price of crude oil has doubled over the past year, and gasoline demand continues to soften in a season which typically experiences strong gasoline demand.  Despite these challenges, Frontier produced earnings for the fourteenth consecutive quarter.  One of the objectives of the current capital program is to configure the company to enable it to generate earnings in almost any economic environment.  The new vacuum tower at the El Dorado refinery is providing a substantial return to shareholders through its preferential yield of diesel over asphalt, particularly at a time when asphalt margins are poor while diesel margins are high.  With this expansion, the El Dorado refinery processed 60 percent more heavy crude in the second quarter of 2008 than in the comparable period of 2007.  In the third quarter, we anticipate further improvements to our product yields due to the completion of our coker revamp in El Dorado.”

For the three months ended June 30, 2008, Frontier generated $146.1 million in cash flow from operations.  Frontier’s cash balance at June 30, 2008 increased to $221.2 million despite capital investments of $71.4 million and an increase of approximately $243.8 million in working capital requirements for inventory and receivables in the second quarter.  As of June 30, 2008, there were no cash borrowings under the Company’s revolving credit facility, and the net debt to book capitalization ratio was negative 7.1 percent.

The second quarter 2008 results include an after-tax hedging loss of $71.9 million, or $0.69 per diluted share, compared to an after-tax loss of $0.9 million, or $0.01 per diluted share, for the second quarter of 2007.  The second quarter 2008 results also include an after-tax inventory gain of approximately $102.8 million, or $0.99 per diluted share, compared to a gain of $20.0 million, or $0.18 per diluted share, for the same period of 2007.

Conference Call

A conference call is scheduled for today, August 7, 2008, at 12:00 noon eastern standard time to discuss the financial results.  To access the call, please dial (888) 661-5140 several minutes prior to the call.  From outside the United States, please call (913) 312-1299.  A recorded replay of the call may be heard through August 22, 2008 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 2501664.  In addition, the real-time conference call and a recorded replay will be available via webcast by registering from the Investor Relations page of the website www.frontieroil.com.

Frontier operates a 120,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

FRONTIER OIL CORPORATION

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
INCOME STATEMENT DATA ($000's except per share)
Revenues	$2,952,339	$2,482,583	$1,766,556	$1,434,700
Raw material, freight and other costs	2,574,026	1,804,805	1,574,898	964,940
Refining operating expenses, excluding depreciation	168,594	140,977	81,034	69,814
Selling and general expenses, excluding depreciation	22,503	24,615	12,148	13,583
Gain (loss) on sale of assets	44	(2,028)	7	-
Operating income before depreciation	187,260	510,158	98,483	386,363
Depreciation, accretion and amortization	31,437	23,193	16,497	12,070
Operating income	155,823	486,965	81,986	374,293
Interest expense and other financing costs	4,563	4,948	2,924	1,992
Interest and investment income	(3,635)	(11,647)	(1,322)	(6,320)
Provision for income taxes	49,610	175,181	21,068	134,858
Net income	$105,285	$318,483	$59,316	$243,763
Net income per diluted share	$1.02	$2.90	$0.57	$2.23
Average shares outstanding (000's)	103,620	109,877	103,471	109,304

OTHER FINANCIAL DATA ($000's)
EBITDA (1)	$187,260	$510,158	$98,483	$386,363
Cash flow before changes in working capital	137,941	371,500	73,180	248,898
Working capital changes	(18,162)	37,275	72,951	20,170
Net cash provided by operating activities	119,779	408,775	146,131	269,068
Net cash used by investing activities	(122,476)	(154,581)	(71,410)	(94,442)

OPERATIONS
Consolidated
Operations (bpd)
Total charges	143,699	165,253	161,380	163,991
Gasoline yields	69,351	78,740	73,203	79,921
Diesel yields	46,522	58,386	54,220	55,437
Total sales	147,948	172,324	158,766	173,888

Refinery operating margins information ($ per bbl)
Refined products revenue	$114.74	$79.55	$130.27	$90.44
Raw material, freight and other costs	95.60	57.86	109.01	60.98
Refinery operating expenses, excluding depreciation	6.26	4.52	5.61	4.41
Depreciation, accretion and amortization	1.16	0.74	1.14	0.76

Cheyenne Refinery Light/Heavy crude oil differential ($ per bbl)	$19.96	$13.71	$21.36	$14.17
WTI/WTS Differential ($ per bbl)	4.81	4.47	4.98	4.59
El Dorado Refinery Light/Heavy crude oil differential ($ per bbl)	22.63	15.59	23.26	18.78

BALANCE SHEET DATA ($000's)	At June 30, 2008		At December 31, 2007
Cash, including cash equivalents (a)		$221,240		$297,399
Working capital		484,929		529,510
Short-term and current debt (b)		-		-
Total long-term debt (c)		150,000		150,000
Shareholders' equity (d)		1,078,340		1,038,614
Net debt to book capitalization (b+c-a)/(b+c-a+d)		-7.1%		-16.5%

(1) EBITDA represents income before interest expense and other financing costs, interest and investment income, income tax, and depreciation, accretion and amortization. EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company.  EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies.  EBITDA is presented here because the Company believes it enhances an investor’s understanding of Frontier’s ability to satisfy principal and interest obligations with respect to Frontier’s indebtedness and to use cash for other purposes, including capital expenditures.  EBITDA is also used for internal analysis and as a basis for financial covenants.  Frontier’s EBITDA for the six and three months ended June 30, 2008 and 2007 is reconciled to net income as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net income	$105,285	$318,483	$59,316	$243,763
Add provision for income taxes	49,610	175,181	21,068	134,858
Add interest expense and other financing costs	4,563	4,948	2,924	1,992
Subtract interest and investment income	(3,635)	(11,647)	(1,322)	(6,320)
Add depreciation, accretion and amortization	31,437	23,193	16,497	12,070
EBITDA	$187,260	$510,158	$98,483	$386,363